For Immediate Release

Contact: Phone: Fax:	Charles J. Kleman Chief Financial Officer (239) 274-4105 (239) 277-5237

Chico’s FAS, Inc. Reports Record March Sales

•	March Sales Up 34.8% Over March Last Year
•	March Comparable Store Sales Increase 12.4%

     FORT MYERS, FL — April 10, 2003 — Chico’s FAS, Inc. (NYSE: CHS) today reported March sales results for the five week period ended April 5, 2003, increased 34.8% to $67.9 million from $50.3 million reported for the prior year’s five week period ended April 6, 2002. Comparable store sales for the Company-owned stores increased 12.4% for the five week period ended April 5, 2003, compared to the same five week period last year.

     For the nine weeks ended April 5, 2003, total sales increased 31.0% to $109.4 million from $83.5 million for the prior year’s nine week period ended April 6, 2002. Comparable store sales for the company-owned stores increased 9.6% for the nine week period compared to the same nine week period last year.

     Scott Edmonds, Chico’s President and COO commented, “March was a very productive month beyond our double digit same store sales increase, as we opened another eight Chico’s stores and we launched our new brand, Pazo, with all ten stores opening on schedule. We are pleased with initial customer reactions to the merchandise offering and store presentation at Pazo. Initial customer reaction appears to view our merchandise pricing as offering a great value and an outstanding fit for our target customer. Over the next several months we will be closely watching these stores to better understand our customers needs before we open additional Pazo stores.”

     Mr. Edmonds continued, “During March we saw very little of the so called “CNN effect” on our Chico’s customer, as our same store sales did not seem to be affected by the war. Given our solid performance during March, we are comfortable with the current estimates of per share earnings in the $.27 or $.28 range for the first quarter of 2003.

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 400 women’s specialty stores, under the name of Chico’s and Pazo, in 41 states and the District of Columbia. The Company owns 359 Chico’s front-line stores, 19 Chico’s outlet stores and 10 Pazo stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at
www.chicos.com in the investor relations section